Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of all filings on any Form 3, 4 or 5 or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”), with respect to the Shares of Broadway Financial Corporation beneficially owned by each of them. Each of them is responsible for the timely filing of such Filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making such Filings, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall be included as an exhibit to such Filings.

[Signature Page Follows]

Dated: February 10, 2020

SUGARMAN ENTERPRISES, INC.

By:	/s/ Steven A. Sugarman
Name:	Steven A. Sugarman
Title:	President

TCC MANAGER, LLC

By:	Sugarman Enterprises, Inc., as its Manager

By:	/s/ Steven A. Sugarman
Name:	Steven A. Sugarman
Its:	President

THE CAPITAL CORPS, LLC

By:	TCC Manager, LLC, as its Manager

By:	/s/ Carlos P. Salas
Name:	Carlos P. Salas
Title:	President

COMMERCE HOME MORTGAGE, LLC

By:	The Capital Corps, LLC, as its Manager

By:	/s/ Carlos P. Salas
Name:	Carlos P. Salas
Title:	President

/s/ Steven A. Sugarman
Steven A. Sugarman